Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Starboard Investment Trust and to the use of our report dated May 22, 2025 on the financial statements and financial highlights of Matisse Discounted Closed End Fund Strategy and Matisse Discounted Bond CEF Strategy, each a series of the Starboard Investment Trust, appearing in Form N-CSR for the year ended March 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 29, 2025